SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant [X]

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  [   ] Definitive Proxy Statement
  [   ] Definitive Additional Materials
  [   ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

SIMMONS FIRST NATIONAL CORPORATION
(Name of Registrant as Specified in Its Charter)
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(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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SIMMONS FIRST NATIONAL CORPORATION

February 6, 2009

Dear Shareholder:

In October 2008, Simmons First applied for participation under the U.S. Treasury Capital Purchase Program and has been approved for approximately $60 million.  We believe it is important to note that the Capital Purchase Program was established by the U.S. Treasury to infuse capital into strong banks, not problem banks.  While we have very strong capital, liquidity and asset quality, we believe the additional capital will better position us to take advantage of opportunities that we believe will arise over the next three year period. Historically, our capital or funding needs could be handled through the equity or debt markets.  However, as you know, because of the national economic problems, access to these markets is somewhat limited and very expensive.  As such, we have simply made a strategic decision to strengthen our capital now in anticipation of opportunities in the future.

On December 19th we mailed a notice for a special meeting of the shareholders to be held on February 27, 2009 at 10:00 a.m. at our Corporate Offices, 501 Main Street, Pine Bluff, Arkansas.  In accordance with Arkansas law and our By-laws, the required notice period is sixty days, thus the notice was mailed without detailed information.  Today, we are forwarding a proxy statement that will provide the details of the Capital Purchase Program and the amendment to our Articles of Incorporation required to participate in that program.  We apologize if the initial notice, without detailed information, created any confusion.  We are hopeful that the proxy statement will answer most questions.  Thank you for your continued support, and we hope that you will take time to vote in favor of these issues.

Sincerely,

/s/ J. Thomas May

J. Thomas May
Chairman and Chief Executive Officer

JTM/re

P.O. BOX 7009	501 MAIN STREET	PINE BLUFF, AR 71611-7009	(870) 541-1000	www.simmonsfirst.com

SPECIAL MEETING OF SHAREHOLDERS

SIMMONS FIRST NATIONAL CORPORATION
P. O. Box 7009
Pine Bluff, Arkansas 71611

PROXY STATEMENT
Meeting to be held on February 27, 2009
Proxy and Proxy Statement furnished on or about February 6, 2009

The enclosed proxy is solicited on behalf of the Board of Directors of Simmons First National Corporation (the "Company") for use at a special meeting of the shareholders of the Company to be held on Friday, February 27, 2009, at 10:00 a.m., at the Company's office located at 501 Main Street, Pine Bluff, Arkansas, or at any adjournment or adjournments thereof. When such proxy is properly executed and returned, the shares represented by it will be voted at the meeting in accordance with any directions noted thereon, or if no direction is indicated, will be voted in favor of the proposals set forth in the notice.

ABOUT THE SPECIAL MEETING

When and Where Is the Special Meeting?

Date: Friday, February 27, 2009
Time: 10:00 a. m., Central Standard Time
Location: Corporate Offices, located at 501 Main Street, Pine Bluff , Arkansas 71601

What Is the Purpose of the Special Meeting?

The Board of Directors has called the Special Meeting of Shareholders to vote on (i) an amendment to our Restated Articles of Incorporation to grant the authority for the Company to issue preferred stock and (ii) the authorization to issue common stock warrants.

Why Is the Amendment to Article FOURTH of the Restated Articles of Incorporation Necessary?

The Board of Directors has applied for and has received preliminary approval to participate in the recently announced TARP Capital Purchase Program (the "CPP" or the "Program") by the United States Department of the Treasury (the "Treasury") instituted under the Emergency Economic Stabilization Act of 2008. Under the Program, eligible healthy financial institutions, such as the Company, will be able to sell senior preferred shares (the "Preferred Shares") on standardized terms to the Treasury in amounts equal to between 1% and 3% of an institution’s risk-weighted assets. The Program is completely voluntary, and although we anticipate being profitable in the current year, have adequate sources of liquidity, and are well-capitalized under regulatory guidelines, the Board of Directors believes it is advisable to take advantage of the Program to raise additional low cost capital to ensure that during these uncertain times, we are well-positioned to support existing operations as well as anticipated future growth. Because our Restated Articles of Incorporation do not authorize preferred stock, as required for participation in the Program, it is necessary for us to amend the Restated Articles of Incorporation to authorize the issuance of Preferred Shares in order to participate in the Program. Even if the proposed amendment to the Restated Articles of Incorporation is adopted, we have not yet determined whether we will participate in the Program or if we do participate, how many Preferred Shares will be sold. On October 29, 2008, the Treasury gave us preliminary approval to participate in the Program. On January 6, 2009, the Treasury amended its approval to allow us to issue up to $59.7 million in Preferred Shares.

Who Is Entitled to Vote?

Only shareholders of record at the close of business on the record date, December 17, 2008, are entitled to vote the shares of common stock that they held on that date at the Special Meeting or at any postponement or adjournment of the Special Meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted on.

Who Can Attend the Special Meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the Special Meeting. Seating is limited and will be on a first-come, first-served basis.  If you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the Special Meeting.

What Constitutes a Quorum?

The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the Company to conduct its business. As of the record date, 13,857,661 shares of Common Stock of the Company are considered to be outstanding. Proxies received, but marked as abstentions and broker non-votes, will be included in the calculation of the number of shares considered to be present at the Special Meeting.

How Can I Communicate Directly with the Board?

Shareholders may communicate directly with the Board of Directors of the Company by sending correspondence to the address shown below. If a shareholder desires to communicate with a specific director, the correspondence should be addressed to such director. Any correspondence addressed to the Board of Directors (and not a specific director) will be forwarded to the Chairman of the Board for review.

Simmons First National Corporation
Board of Directors
Attention: (Chairman or Specific Director)
P. O. Box 7009
Pine Bluff, Arkansas 71611

How Do I Vote?

The enclosed proxy card indicates the number of shares you own. There are two ways to vote:

•	By completing and mailing your proxy card.
•	By written ballot at the Special Meeting.

If you return the proxy card duly executed but do not indicate your voting preferences, William C. Bridgforth, Robert A. Fehlman, and Rita A. Gronwald will vote your shares "FOR" the proposed amendment to the Articles of Incorporation and "FOR"  the approval of the issuance of the Warrants.

What Are the Board’s Recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendation of the Board of Directors. The Board’s recommendation is set forth with the proposal in this Proxy Statement. In summary, the Board recommends a vote:

•	For the approval of the amendment to the Restated Articles of Incorporation (see pages 3 - 13).
•	For the approval of the issuance of common stock warrants (see pages 13 - 14).

As of the date of this Proxy Statement, the Board knows of no other business that may properly be, or is likely to be, brought before the Special Meeting. With respect to any other matter that properly comes before the Meeting, the proxy holders will vote at their own discretion.

What Vote Is Required to Approve the Proposals?

The affirmative vote of a majority of the votes cast in person or by proxy at the Special Meeting, assuming a quorum is present, will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have no effect on the outcome of the vote.

If you hold shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

The authorized common stock of the Company consists of 60,000,000 shares at $0.01 par value. As of the close of business on December 17, 2008, there were outstanding 13,959,286 shares of the Common Stock; 1,722,881 of such shares were held by Simmons First Trust Company ("SFTC"), in a fiduciary capacity, of which 101,625 shares will not be voted at the meeting. Hence, 13,857,661 shares will be deemed outstanding and entitled to vote at the meeting.

Would the issuance of warrants to the Treasury adversely affect the rights of holders of common stock?

If we participate in the Program, we also must issue warrants to the Treasury to purchase a number of shares of our common stock having a market value equal to 15% of the aggregate liquidation amount of the Preferred Shares purchased by the Treasury. The exercise price of the warrants and the market value for determining the number of shares of common stock subject to the warrants is determined by reference to the trading price of the Company’s common stock on the day prior to the date of the preliminary approval of the Company’s application by the Treasury (calculated on a 20-day trailing average closing price) which was $29.34. If the warrants issued to the Treasury are exercised at any time when the exercise price is less than the tangible book value of the shares of common stock received, the exercise will be dilutive to the tangible book value of the then existing common stockholders. The amount of the dilution will depend on the number of shares of common stock issued on exercise of the warrants and the amount of the difference between the exercise price and the book value of the common shares. See "PROPOSAL TO AUTHORIZE THE ISSUANCE OF WARRANTS TO THE U. S. TREASURY IF THE COMPANY PARTICIPATES IN THE TARP CAPITAL PURCHASE PROGRAM- Description of the Proposal."

Can I Change My Vote After I Return the Proxy Card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the Special Meeting in person and so request, although attendance at the Special Meeting will not by itself revoke a previously granted proxy.

Do I have a Right to Dissent from the Approval of the Proposed Amendment?

No. Pursuant to the Arkansas Business Corporation Act of 1987, as amended, the Company’s shareholders are not entitled to dissenters’ rights of appraisal with respect to the proposed amendment.

You Should Carefully Read this Proxy Statement in its Entirety.

REVOCABILITY OF PROXY

Any shareholder giving a proxy has the power to revoke it at any time before it is voted at the Special Meeting.

COSTS AND METHOD OF SOLICITATION

The costs of soliciting proxies will be borne by the Company.  In addition to the use of the mails, solicitation may be made by employees of the Company by telephone, telegraph and personal interview.  These persons will receive no compensation other than their regular salaries, but they will be reimbursed by the Company for their actual expenses incurred in such solicitations.

OUTSTANDING SECURITIES AND VOTING RIGHTS

At the Special Meeting, holders of the $0.01 par value Class A common stock (the "Common Stock") of the Company, the only class of stock of the Company outstanding, will be entitled to one vote, in person or by proxy, for each share of the Common Stock owned of record, as of the close of business on December 17, 2008.  On that date, the Company had outstanding 13,959,286 shares of the Common Stock; 1,722,881 of such shares were held by Simmons First Trust Company ("SFTC"), in a fiduciary capacity, of which 101,625 shares will not be voted at the Special Meeting. Hence, 13,857,661 shares will be deemed outstanding and entitled to vote at the Special Meeting.

All actions requiring a vote of the shareholders must be taken at a meeting in which a quorum is present in person or by proxy.  A quorum consists of a majority of the outstanding shares entitled to vote upon a matter.  With respect to each proposal subject to a shareholder vote approval requires that the votes cast for the proposal exceed the votes cast against it.  All proxies submitted will be tabulated by SFTC.

The enclosed proxy provides a method for shareholders to abstain from voting on each matter presented.  By abstaining, shares will not be voted either for or against the subject proposals, but will be counted for quorum purposes.  While there may be instances in which a shareholder may wish to abstain from voting on any particular matter, the Board of Directors encourages all shareholders to vote their shares in their best judgment and to participate in the voting process to the fullest extent possible.

An abstention or a broker non-vote (i.e., when a shareholder does not grant his or her broker authority to vote his or her shares on non-routine matters) will have no effect on any item to be voted upon by the shareholders.

In the event a shareholder executes the proxy but does not mark the ballot to vote (or abstain) on any one or more of the proposals, the named proxies will vote the shares "FOR" the proposals.  Further, if any matter, other than the matters shown on the proxy, is properly presented at the Special Meeting which may be acted upon without special notice under Arkansas law, discretionary authority is conferred upon the named proxies to vote in their sole discretion with respect to such matters, as well as other matters incident to the conduct of the Special Meeting.  On the date of the mailing of this Proxy Statement, the Board of Directors has no knowledge of any such other matter which will come before the Special Meeting.

PROPOSAL TO APPROVE AN AMENDMENT OF THE COMPANY'S ARTICLES OF
INCORPORATION TO AUTHORIZE 40,040,000 SHARES OF PREFERRED STOCK, WHICH MAY BE
ISSUED IN ONE OR MORE SERIES, WITH SUCH RIGHTS, PREFERENCES, PRIVILEGES, AND
RESTRICTIONS AS SHALL BE FIXED BY THE BOARD OF DIRECTORS

Description of the Proposal

You are being asked to approve a proposal to amend the Company’s Articles of Incorporation to authorize 40,040,000 shares of preferred stock, par value $0.01 per share, having such rights, preferences, privileges and restrictions as may be determined by the Board of Directors.  The maximum aggregate liquidation preference for all shares of the preferred stock is $80,000,000.00.  On November 24, 2008, the Board of Directors approved this amendment, and believes this action to be in the best interests of the Company and its shareholders for the reasons set forth below.  The complete text of the form of the Amendment to the Articles of Incorporation for the authorization of preferred stock is set forth as Exhibit A to this proxy statement.  Such text is however subject to revision for such changes as may be required by the Arkansas Secretary of State or other changes consistent with this proposal that may be deemed necessary or appropriate.

The authorization of preferred stock by shareholders in advance would permit the Board of Directors to issue preferred stock from time to time in one or more series without further shareholder approval.  Subject to the Company’s Articles of Incorporation, as amended from time to time, and the limitations prescribed by law or by any stock exchange or national securities association trading system on which the Company’s securities may be listed, the Board of Directors would be expressly authorized, at its discretion, to adopt resolutions to issue preferred shares, to fix the number of shares and to change designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, terms of redemption, redemption prices, voting rights, conversion rights, and liquidation preferences of the shares constituting any series of preferred stock, in each case without any further action or vote by the shareholders.  Provisions in a company's articles of incorporation authorizing preferred stock in this manner are often referred to as "blank check" provisions, as they give a board of directors flexibility, at any time or from time to time, without further shareholder approval (except as may be required by applicable laws, regulatory authorities or the rules of any stock exchange on which the Company's securities are then listed), to create one or more series of preferred stock and to determine by resolution the terms of such series.  However, the Board of Directors would only be able to designate and issue preferred shares, if the Board of Directors determined, based on its judgment, that doing so would be in the best interests of the Company and its shareholders.

Rationale for Authorizing Preferred Stock

Recent economic developments have adversely affected the capital markets and the availability of capital for all financial institutions.  In light of these trends, the Board of Directors has concluded that the Company should have a more complete range of capital financing alternatives available in its Articles of Incorporation.  The Company is currently "well capitalized" by all regulatory standards, and has sufficient capital to conduct its business based on current operations and projected future operations.  Nonetheless, the proposed amendment to the Articles of Incorporation will provide the Company with increased flexibility in meeting any future capital requirements by providing for the issuance of another type of security in addition to its Common Stock.  The proposed amendment will allow the Company to issue preferred stock from time to time with such features as may be determined by the Board of Directors for any proper corporate purpose.  Such uses may include, without limitation, issuance for cash as a means of obtaining capital for use by the Company, or issuance as all or part of the consideration to be paid by the Company for acquisitions of other businesses or their assets.  In addition, the Board of Directors is considering participating in the TARP Capital Purchase Program (the "CPP" or the "Program") established by the United States Department of Treasury (the "Treasury") pursuant to the terms of the Emergency Economic Stabilization Act of 2008.  Even though the Company has been approved for such participation, the Company has not determined whether to participate in the Program by proceeding with a preferred stock issuance under the Program.  Although the Company is well-capitalized, the Company believes that the Program may be a source of capital available on favorable terms.  The Board of Directors and management of the Company are continuing to assess the merits of the Program as additional information is made available.  If issued, capital raised through participation in the Program would be available to support future growth as well as a source of capital to address the challenges and opportunities in the current market.

Description of the Preferred Stock

The preferred stock would have such voting rights, designations, preferences, and relative, participating, option and conversion or other special rights, and such qualifications, limitations or restrictions, as the Board of Directors may designate for each class or series issued from time to time.  The Board of Directors would also be authorized to increase or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series is so decreased, the shares constituting such decrease will resume the status of authorized but unissued shares of preferred stock.

Capital Purchase Program

The following is a brief description of the terms of the shares of preferred stock ("Preferred Shares") that the Company may issue to the Treasury through the Program, the only shares of preferred stock that the Company contemplates issuing in the proximate future.  This description is based upon information currently available to the Company concerning the terms of the Program and does not purport to be complete in all respects.  See Exhibit B for the Summary of Senior Preferred Terms and Summary of Warrant Terms as published by the Treasury.  The definitive terms and conditions of the Company’s participation in the Program is subject to the terms of the definitive program documents in the form agreed to by the Company and the Treasury.  The final terms of the Preferred Shares will be approved by the Company's Board of Directors and will be reflected in a subsequent amendment to the Company's Articles of Incorporation that will be adopted without shareholder approval.  However, the final terms of the Preferred Shares and Treasury's investment in the Company are subject to unilateral amendment by the Treasury to the extent required to comply with any changes in applicable federal statutes.  Although the Company has been approved, there can be no assurance that the terms and conditions of the Program as currently described will be applicable when the sale of the Preferred Shares to the Treasury occurs or that the terms and conditions of the Program will not be materially changed, on a retroactive basis, after the sale of the Preferred Shares.

Estimated Proceeds

Pending approval of the amendment to the Articles of Incorporation described in this Proxy Statement, the Company may issue up to 59,699 Preferred Shares for an aggregate purchase price of up to $59,699,000 pursuant to the Program based on the Company’s risk-weighted assets as of September 30, 2008.

Use of Proceeds

The Company plans to use the proceeds from the sale of the Preferred Shares for general corporate purposes, which may include but is not limited to, increased lending activities and corporate acquisitions.

General

Prior to the issuance of the Preferred Shares, the Company will have filed Articles of Amendment to the Company’s Articles of Incorporation with respect to the Preferred Shares with the Secretary of State of Arkansas.  When issued, the Preferred Shares will have a fixed liquidation preference of $1,000 per share.  If the Company liquidates, dissolves or winds up its affairs, holders of the Preferred Shares will be entitled to receive, out of the Company’s assets that are available for distribution to shareholders, an amount per share equal to the liquidation preference per Preferred Share plus any accrued but unpaid dividends to the date of payment of the liquidation preference.  The Preferred Shares will not be convertible into the Company’s Common Stock or any other class or series of the Company’s securities and will not be subject to any sinking fund or any other obligation of the Company for their repurchase or retirement.

Ranking

As to the payment of dividends and the amounts to be paid upon liquidation, the Preferred Shares will rank:

•	senior to the Company’s Common Stock and all other equity securities designated as ranking junior to the Shares; and

•	at least equally with all other equity securities designated as ranking on parity with the Preferred Shares as to payment of dividends or the amounts to be paid upon liquidation, as applicable.

For as long as any Preferred Shares remain outstanding, unless all accrued and unpaid dividends for all past Dividend Periods (as defined below) are fully paid:

•
no dividend whatsoever may be paid or declared on the Company’s Common Stock or other junior stock or other equity securities designated with an equal preference ranking with the Preferred Shares as to payment of dividends, other than, in the case of shares with an equal preference ranking with the Preferred  Shares, dividends paid on a pro rata basis with the Preferred Shares and in the case of Common Stock and shares with an equal preference ranking with the Preferred Shares, dividends payable solely in shares of Common Stock.

•	no Common Stock or other junior stock or shares with an equal preference ranking with the Preferred Shares may be purchased, redeemed or otherwise acquired for consideration by the Company.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by the Company’s Board of Directors may be declared and paid from time to time on the Company’s Common Stock and any other stock with an equal or junior preference ranking to the Preferred Shares out of any funds legally available for such payment, and the Preferred Shares shall not be entitled to participate in any such dividend; provided, however, that the consent of the Treasury will be required for any increase in the dividends paid to the Common Stock until the earlier of (i) the third anniversary of the date of issue of the Preferred Shares and (ii) the date on which the Preferred Shares have been redeemed in whole or the Treasury has transferred all Preferred Shares to third parties.

Dividends

Holders of  Preferred Shares, in preference to the holders of the Company’s Common Stock and of any other shares of the Company’s stock ranking junior to the Shares as to payment of dividends, will be entitled to receive, only when, as and if declared by the Company’s Board of Directors, out of assets legally available for payment, cash dividends.  These dividends will be payable at a rate of 5.00% per annum until the fifth anniversary of the date of issuance, and thereafter at a rate of 9.00% per annum (the "Dividend Rate"), computed on the $1,000 liquidation preference per share and will be paid quarterly in arrears on the 15th day of February, May, August and November of each year with an anticipated commencement on May 15, 2009 (each, a "Dividend Payment Date"), with respect to the Dividend Period, or portion thereof, ending on the day preceding the respective Dividend Payment Date.  A "Dividend Period" means each period commencing on (and including) a Dividend Payment Date and continuing to (but not including) the next succeeding Dividend Payment Date, except that the first Dividend Period for the initial issuance of Preferred Shares will commence upon the date of original issuance of the Preferred Shares.  Dividends will be paid to holders of record on the respective date fixed for that purpose by the Company’s Board of Directors or a committee thereof in advance of payment of each particular dividend.

The amount of dividends payable per Preferred Share on each Dividend Payment Date will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

The Company is subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums.  The Federal Reserve is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as the Company, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, the Company is subject to Arkansas state laws relating to the payment of dividends.

Conversion Rights

The Preferred Shares will not be convertible into shares of any other class or series of the Company's stock.

Redemption

The Preferred Shares may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the date of issuance, except with the proceeds of a Qualified Equity Offering (as defined below) that results in proceeds to the Company of not less than 25% of the issue price of the Preferred Shares.  A "Qualified Equity Offering" is the sale by the Company for cash, following the date of issuance of the Preferred Shares, of Common Stock or perpetual preferred stock that qualifies as Tier 1 capital under the risk-based capital guidelines of the Federal Reserve. On any date after the first Dividend Payment Date falling on or after the third anniversary of the date of issuance, the Preferred Shares may be redeemed, in whole or in part, at the Company’s option, and subject to approval by the appropriate Federal Banking Agency as defined in Section 3(q) of the Federal Deposit Insurance Act, from any source of funds.  Any such redemption will be at a cash redemption price of $1,000 per Preferred Share, plus any accrued and unpaid dividends for all prior Dividend Periods.  Holders of Preferred Shares will have no right to require the redemption or repurchase of the Preferred Shares.

Any redemption of the Shares is subject to prior approval of the Federal Reserve.  Subject to this limitation or of any outstanding debt instruments, the Company or its affiliates may from time to time purchase any outstanding Preferred Shares by tender, in the open market or by private agreement.

Liquidation Rights

In the event that the Company voluntarily or involuntarily liquidates, dissolves or winds up its affairs, holders of Preferred Shares will be entitled to receive an amount per Preferred Share (the "Total Liquidation Amount") equal to the fixed liquidation preference of $1,000 per Preferred Share, plus any accrued and unpaid dividends to the date of payment of the Total Liquidation Amount.  Holders of the Preferred Shares will be entitled to receive the Total Liquidation Amount out of the Company’s assets that are available for distribution to shareholders, after payment or provision for payment of the Company’s debts and other liabilities but before any distribution of assets is made to holders of the Company’s Common Stock or any other shares ranking, as to that distribution, junior to the Preferred Shares.

If the Company’s assets are not sufficient to pay the Total Liquidation Amount in full to all holders of Preferred Shares and all holders of any shares of the Company’s stock with a preference ranking equal to the Preferred Shares, the amounts paid to the holders of Preferred Shares and to such other shares will be paid pro rata in accordance with the respective Total Liquidation Amount for those holders.  If the Total Liquidation Amount per Preferred Share has been paid in full to all holders of Preferred Shares and the liquidation preference of any other shares ranking on parity with the Preferred Shares has been paid in full, the holders of the Company’s Common Stock or any other shares ranking, as to such distribution, junior to the Preferred Shares will be entitled to receive all of the Company’s remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of the Company’s property and assets, nor the consolidation or merger by the Company with or into any other corporation or by another corporation with or into the Company will constitute a liquidation, dissolution or winding up of the Company’s affairs.

Voting Rights

Except as indicated below or otherwise required by law, holders of the Preferred Shares will not have any  voting rights.

If, and whenever, the dividends on the Preferred Shares have not been declared and paid for an aggregate of at least six Dividend Periods (whether or not consecutive), the number of directors then constituting the Company’s Board of Directors will automatically be increased by two.  At such time, holders of the Preferred Shares will be entitled to elect the two additional members of the Company’s Board of Directors (the "Preferred Shares Directors") at any annual meeting of shareholders or any special meeting of the holders of the Preferred Shares.

Whenever all dividends on the Preferred Shares have been paid in full then the right of the holders of the Preferred Shares to elect the Preferred Shares Directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods), the terms of office of all Preferred Shares Directors will immediately terminate and the number of directors constituting the Company’s Board of Directors will be reduced accordingly.

The Preferred Shares shall have the right to vote separately as a class (with approval requiring the affirmative vote of holders owning at least 66 2/3% of the Preferred Shares) on (1) any authorization or issuance of shares ranking senior to the Preferred Shares; (2) any amendment to the rights of the Preferred Shares; or (3) consummation of any merger, share exchange or similar transaction unless the Preferred Shares remain outstanding, or if the Company is not the surviving entity in such transaction, are converted into or exchanged for preference securities of the surviving entity and the Preferred Shares remaining outstanding or such preference securities have such rights, preferences, privileges and voting power as are not materially less favorable to the holders than the rights, preferences, privileges and voting power of the Preferred Shares.  Under Arkansas law, holders of the Preferred Shares will be entitled to vote as a separate voting group on certain amendments to the Company’s articles of incorporation and in connection with certain mergers.  When voting as a separate class on these matters Arkansas law generally provides that the vote of holders of a majority of the Preferred Shares outstanding is required.

Regulatory Capital Treatment

The Company expects the Preferred Shares to qualify as Tier I capital under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies.

Transferability

The Preferred Shares will not be subject to any contractual restrictions on transferability, and the Company will be obligated to file a registration statement under the Securities Act of 1933, as amended, as promptly as practicable after issuing the Preferred Shares to the Treasury.  The Treasury may transfer the Preferred Shares to third parties at any time.

Executive Compensation and Corporate Governance

The Company will be subject to certain executive compensation and corporate governance limitations.  The Company will need to modify or terminate all benefit plans or compensation arrangements to eliminate any provisions that would not be in compliance with Section 111 of the Emergency Economic Stabilization Act of 2008.  In general, the Company would need to (i) ensure that the compensation programs covering senior executive officers do not encourage unnecessary and excessive risks, (ii) add "clawback" provisions into the incentive compensation programs for senior executive officers whose awards are based on criteria, such as net income, that are later proven to be materially inaccurate, and (iii) terminate or modify certain golden parachute arrangements with its senior executive officers.  In addition, any federal income tax deductions for compensation paid to each senior executive officer in excess of $500,000 would be disallowed.  For purposes of the Program, the Company’s "senior executive officers," include our CEO, CFO and the three next most highly-compensated policy-making executives. A preliminary review of the compensation program of the Company has not identified any programs or benefits that violate Section 111.  However, the Company has retained its compensation consultants, Amalfi Consulting, LLC to evaluate its compensation and benefit programs and advise the Company of any necessary changes to its compensation plans to comply with Section 111 of the Emergency Economic Stabilization Act of 2008.  If the Company, chooses to participate in the Program, the senior executive officers of the Company will enter into agreements with the Company waiving or forfeiting any compensation which is not permitted under Section 111 and providing for "clawback" provisions to reimburse incentive compensation paid based on financial data which is later proven to be materially inaccurate .

Financial Statement Impact of the Program

The unaudited pro forma consolidated condensed financial data set forth below has been derived by the application of pro forma adjustments to the Company’s historical financial statements for the year ended December 31, 2007, and the nine months ended September 30, 2008.  The unaudited pro forma consolidated financial data gives effect to the events discussed below as if they had occurred on January 1, 2007, in the case of the statement of income data and September 30, 2008, in the case of the balance sheet and regulatory capital ratio data.  The key assumptions in the following pro forma statements include the following:

•   The issuance of Preferred Shares under the CPP for $19.9 million and $59.7 million for the minimum and maximum investment, respectively, as defined by the Program,

•   The issuances of Warrants to purchase approximately 102,000 and 305,000 shares of the Company’s Common Stock, respectively, for the minimum and maximum investment under the CPP, and

•   The investment of the proceeds in earning assets.

The Company presents unaudited pro forma consolidated condensed balance sheet data, including selected line items from our balance sheet and selected capital ratios, as of September 30, 2008.  We also present unaudited pro forma consolidated condensed income statements for the year ended December 31, 2007, and the nine months ended September 30, 2008.  The pro forma financial data may change materially based on the timing and utilization of the proceeds as well as certain other factors including the strike price of the Warrants, any subsequent changes in the Company’s Common Stock price, and the discount rate used to determine the fair value of the Preferred Shares.

The information should be read in conjunction with the Company’s audited financial statements and the related notes as filed as part of our Annual Report on Form 10-K for the year ended December 31, 2007, and our unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

The following unaudited pro forma consolidated condensed financial data is not necessarily indicative of our financial position or results of operations that actually would have been attained had proceeds from the Program been received, or the issuance of the Warrants pursuant to the Program been made, at the dates indicated, and is not necessarily indicative of our financial position or results of operations that will be achieved in the future.  In addition, as noted above, our participation in the Program is subject to our shareholders approving the proposed amendment to our Articles of Incorporation described in this Proxy Statement.

We have included the following unaudited pro forma consolidated condensed financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposal to amend our Articles of Incorporation.  Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control.  These factors include, without limitation, those described in this Proxy Statement and those described under the cautionary note regarding Forward-Looking Statements which is included in Part II, Item 5 of our Annual Report on Form 10-K for the year ended December 31, 2007, in the cautionary note regarding Forward-Looking Statements which is included in Part I, Item 2 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, and in our other reports filed with the SEC.

Simmons First National Corporation
Pro Forma Consolidated Condensed Balance Sheet

	Historical
	September 30,	Pro Forma Adjustments		Pro Forma
(in thousands)	2008	Minimum	Maximum	Minimum	Maximum
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$149,787	$-	$-	$149,787	$149,787
Investment securities (1)	576,072	19,900	59,699	595,972	635,771
Loans receivable, net	1,910,731	-	-	1,910,731	1,910,731
Other assets	223,602	-		223,602	223,602
Total assets	$2,860,192	$19,900	$59,699	$2,880,092	$2,919,891

LIABILITIES &
STOCKHOLDERS' EQUITY
Total deposits	$2,294,392	$-	$-	$2,294,392	$2,294,392
Total other borrowings	262,501	-	-	262,501	262,501
Other liabilities	22,482	-	-	22,482	22,482

Total liabilities	2,579,375	-	-	2,579,375	2,579,375

Stockholders' equity
Preferred stock (2)	-	18,879	56,636	18,879	56,636
Capital stock	140	-	-	140	140
Surplus (2) (3)	40,744	1,021	3,063	41,765	43,807
Undivided profits	241,682	-	-	241,682	241,682
Accumulated other
comprehensive loss	(1,749)	-	-	(1,749)	(1,749)

Total stockholders' equity	280,817	19,900	59,699	300,717	340,516

Total liabilities and
stockholders' equity	$2,860,192	$19,900	$59,699	$2,880,092	$2,919,891

(1)
Assumes the CPP proceeds are invested in earning assets (consisting of  U.S. Government Agency and U.S. Treasury investment securities with an assumed effective yield of 5%).  The actual impact to net interest income would be different as the Company expects to utilize a portion of the proceeds to fund future prudent loan growth or acquisitions.  However, such impact cannot be estimated at this time as the impact of the investments would vary in timing and pricing.

(2)
Preferred stock consists of the minimum and maximum Preferred Shares issuance under the CPP.  The Company has requested and has been approved for the maximum.  The value of the Preferred Shares and associated Warrants are allocated based on the relative fair value of the Warrants as compared to the fair value of the Preferred Shares.  The Preferred Shares are valued using a discounted cash flow model.  The discount on the Preferred Shares is amortized over a 5-year period using the effective yield method.  The Warrants are valued under the Black-Scholes pricing model.

(3)
Includes the value of the Warrants, using the following assumptions under the Black-Scholes pricing model: the Company's Common Stock price, dividend yield, stock price volatility, and the risk-free interest rate.  The initial Warrant exercise price of $29.34 is calculated based on the average of closing prices of the Company's Common Stock on the 20 trading days ending on the last trading day prior to October 29, 2008.

Simmons First National Corporation
Pro Forma Consolidated Condensed Statement of Income

	Historical Twelve
	Months Ended	Pro Forma Adjustments		Pro Forma
(in thousands, except share data)	December 31, 2007	Minimum	Maximum	Minimum	Maximum
		(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Total interest income (1)	$168,536	$995	$2,985	$169,531	$171,521
Total interest expense	76,420	-	-	76,420	76,420

Net interest income	92,116	995	2,985	93,111	95,101
Provision for loan losses	4,181	-	-	4,181	4,181

Net interest income after
provision for loan losses	87,935	995	2,985	88,930	90,920

Total non-interest income	46,003	-	-	46,003	46,003
Total non-interest expense	94,197	-	-	94,197	94,197

Net income before
income taxes	39,741	995	2,985	40,736	42,726
Income tax expense (2)	12,381	390	1,171	12,771	13,552

Net income	27,360	605	1,814	27,965	29,174
Preferred stock dividends (3)	-	1,203	3,611	1,203	3,611

Net income available to
common shareholders	$27,360	$(598)	$(1,797)	$26,762	$25,563

Basic earnings per common share	$1.95	$(0.04)	$(0.13)	$1.91	$1.82

Diluted earnings per common share	$1.92	$(0.04)	$(0.13)	$1.88	$1.79

Dividend declared per common share	$0.73	$-	$-	$0.73	$0.73

Weighted average shares outstanding
Basic	14,044	-	-	14,044	14,044
Diluted (4)	14,241	-	-	14,241	14,241

(1)
Assumes the CPP proceeds are invested in earning assets (consisting of U.S. Government Agency and U.S. Treasury investment securities with an assumed effective yield of 5%).  The actual impact to net interest income would be different as the Company expects to utilize a portion of the proceeds to fund future prudent loan growth or acquisitions.  However, such impact cannot be estimated at this time as the impact of the investments would vary in timing and pricing.

(2)	Additional income tax expense is attributable to additional net interest income as described in Note 1 at the statutory rate of 39.225%.

(3)
Consists of dividends of approximately $1.0 million and $3.0 million for the minimum and maximum investments, respectively, on the Preferred Shares at a 5% annual rate as well as approximately $208,000 and $626,000 for the minimum and maximum investments, respectively, of accretion on discount on the Preferred Shares upon issuance.  The discount is determined based on the value that is allocated to the Warrants upon issuance.  The discount is accreted back to par value on the effective yield method over a 5-year term, which is the expected life of the Preferred Shares upon issuance. The estimated accretion is based on a number of assumptions that are subject to change.  These assumptions include the discount (market rate at issuance) rate on the Preferred Shares, and assumptions underlying the value of the Warrants.  The proceeds are allocated based on the relative fair value of the Warrants as compared to the fair value of the Preferred Shares.  The fair value of the Warrants is determined under a Black-Scholes model.  The model includes assumptions regarding the Company's common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate.  The lower the value of the Warrants, the less negative the impact on net income and earnings per share available to common shareholders.  The fair value of the Senior Preferred Shares is determined based on assumptions regarding the discount rate (market rate) of the Preferred Shares (currently estimated at 12%).  The lower the discount rate, the less negative the impact on net income and earnings per share available to common shareholders.

(4)
The Treasury would receive Warrants to purchase a number of shares of the Company's Common Stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing 20-day trading average leading up to the preliminary approval date.  This pro forma consolidated condensed statement of income assumes that the Warrants would give the Treasury the option to purchase 102,000 and 305,000 shares of the Company's common stock, respectively, for the minimum and maximum investment under the Program. The pro forma adjustment shows the increase in diluted shares outstanding assuming that the Warrants had been issued on January 1, 2007, at a strike price of $29.34 (based on the Company's trailing 20-day average closing share price as of October 29, 2008) and remained outstanding for the entire period presented.  As a result of the closing common stock price for the Company of $26.50 on December 31, 2007, there is no stock dilution for the Warrants since they are projected to have a strike price of $29.34.  The treasury stock method was utilized to determine dilution of the Warrants for the period presented.

Simmons First National Corporation
Pro Forma Consolidated Condensed Statement of Income

	Historical Nine
	Months Ended	Pro Forma Adjustments		Pro Forma
(in thousands, except share data)	September 30, 2008	Minimum	Maximum	Minimum	Maximum
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Total interest income (1)	$118,779	$746	$2,239	$119,525	$121,018
Total interest expense	48,543	-	-	48,543	48,543

Net interest income	70,236	746	2,239	70,982	72,475
Provision for loan losses	5,895	-	-	5,895	5,895

Net interest income after
provision for loan losses	64,341	746	2,239	65,087	66,580

Total non-interest income	37,997	-	-	37,997	37,997
Total non-interest expense	71,776	-	-	71,776	71,776

Net income before
income taxes	30,562	746	2,239	31,308	32,801
Income tax expense (2)	9,278	293	878	9,571	10,156

Net income	21,284	453	1,361	21,737	22,645
Preferred stock dividends (3)	-	902	2,708	902	2,708

Net income available to
common shareholders	$21,284	$(449)	$(1,347)	$20,835	$19,937

Basic earnings per common share	$1.53	$(0.04)	$(0.10)	$1.49	$1.43

Diluted earnings per common share	$1.51	$(0.03)	$(0.10)	$1.48	$1.41

Dividend declared per common share	$0.57	$-	$-	$0.57	$0.57

Weighted average shares outstanding
Basic	13,941	-	-	13,941	13,941
Diluted (4)	14,109	18	54	14,127	14,163

(1)
Assumes the CPP proceeds are invested in earning assets (consisting of U.S. Government Agency and U.S. Treasury investment securities with an assumed effective yield of 5%).  The actual impact to net interest income would be different as the Company expects to utilize a portion of the proceeds to fund future prudent loan growth or acquisitions.  However, such impact cannot be estimated at this time as the impact of the investments would vary in timing and pricing.

(2)	Additional income tax expense is attributable to additional net interest income as described in Note 1 at the statutory rate of 39.225%.

(3)
Consists of dividends of approximately $750,000 and $2.2 million for the minimum and maximum investments, respectively, on the Preferred Shares at a 5% annual rate as well as approximately $156,000 and $469,000 for the minimum and maximum investments, respectively, of accretion on discount on the Preferred Shares upon issuance.  The discount is determined based on the value that is allocated to the Warrants upon issuance.  The discount is accreted back to par value on the effective yield method over a 5-year term, which is the expected life of the Preferred Shares upon issuance.  The estimated accretion is based on a number of assumptions that are subject to change.  These assumptions include the discount (market rate at issuance) rate on the Preferred Shares, and assumptions underlying the value of the Warrants.  The proceeds are allocated based on the relative fair value of the Warrants as compared to the fair value of the Preferred Shares.  The fair value of the Warrants is determined under a Black-Scholes model.  The model includes assumptions regarding the Company's common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate.  The lower the value of the Warrants, the less negative the impact on net income and earnings per share available to common shareholders.  The fair value of the Preferred Shares is determined based on assumptions regarding the discount rate (market rate) of the Preferred Shares (currently estimated at 12%).  The lower the discount rate, the less negative the impact on net income and earnings per share available to common shareholders.

(4)
The Treasury would receive Warrants to purchase a number of shares of the Company's Common Stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing 20-day trading average leading up to the preliminary approval date.  This pro forma consolidated condensed statement of income assumes that the Warrants would give the Treasury the option to purchase 101,738 and 305,210 shares of the Company's common stock, respectively, for the minimum and maximum investment under the Program. The pro forma adjustment shows the increase in diluted shares outstanding assuming that the Warrants had been issued on January 1, 2007, at a strike price of $29.34 (based on the Company's trailing 20-day average closing share price as of October 29, 2008) and remained outstanding for the entire period presented.  As a result of the closing common stock price for the Company of $35.60 on September 30, 2008, there were an additional 18,000 and 54,000 diluted shares for the minimum and maximum, respectively, based on a projected strike price of $29.34.  The treasury stock method was utilized to determine dilution of the Warrants for the period presented.

In addition to the pro forma consolidated condensed financial statements presented above, the following table shows our historical regulatory capital ratios as of September 30, 2008, for the Company, as well as pro forma ratios for the minimum and maximum investments under the Program as if such investments had been made as of September 30, 2008.  The minimum investment (1% of risk-weighted assets) is $19.9 million and the maximum investment (3% of risk-weighted assets) is $59.7 million.

Simmons First National Corporation
Pro Forma Regulatory Capital Ratios

Regulatory Capital Ratios	Actual as of September 30, 2008	Pro Forma as of September 30, 2008 Assuming Sale of $19.9 Million (Minimum) of Preferred Stock Pursuant to the Program	Pro Forma as of September 30, 2008 Assuming Sale of $59.7 Million (Maximum) of Preferred Stock Pursuant to the Program

Leverage ratio	8.83%	9.46%	10.71%
Tier 1 risk-based capital	12.54%	13.51%	15.45%
Total risk-based capital	13.79%	14.77%	16.70%

The Company is "well capitalized" under regulatory guidelines as of September 30, 2008, even without issuing any Preferred Stock.  At September 30, 2008, the Company had capital ratios in excess of those required to be considered well-capitalized under banking regulations.  The Board believes it is prudent for us to apply for capital available under the Program because (i) the cost of capital under the Program may be significantly lower than the cost of capital otherwise available to us at this time, and (ii) despite being well-capitalized, additional capital under the Program would provide the Company additional flexibility to meet future capital needs that may arise.  Specifically, we plan to use the additional capital for general corporate purposes, which may include but is not limited to, increased lending activities by the Company’s banking subsidiaries and corporate acquisitions.

Remaining Preferred Shares

All of the shares of preferred stock authorized by this amendment will not be issued, through an election by the Company to participate in the Program.  If the Company chooses to participate in the Program at its maximum level of participation, $59,699,000.00, then 39,980,301 shares of the preferred stock would remain authorized but unissued with an aggregate of $20,301,000 of liquidation preference allocable among the unissued shares.  If the Company chooses to participate at the minimum level, $19,900,000, then 40,020,100 shares of the preferred stock would remain authorized but unissued with an aggregate of $60,100,000 of liquidation preference allocable among the unissued shares.  If the Company chooses not to participate in the Program, then all 40,040,000 shares of the preferred stock would remain authorized but unissued with an aggregate of $80,000,000 of liquidation preference allocable among the unissued shares.

Any shares not issued through the Company's participation in the Program or all of the shares of preferred stock if the Company chooses not to participate in the Program will be available for issuance at such time and upon such terms and conditions as the Board of Directors may determine to be in the best interests of the Company.

Potential Anti-Takeover Effects of the Proposed Amendment

Although the Board of Directors represents that it will not, without prior shareholder approval, issue any series of blank check preferred stock for any defensive or anti-takeover purpose, this Proposal could have certain unintended anti-takeover effects.  For example, the issuance of preferred stock with voting rights could, under certain circumstances and depending upon the terms and rights of the class of the preferred stock as designated by the Board of Directors, have the effect of delaying or preventing a change of control of the Company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change of control of the Company.

Approval Requirement and Board of Directors Recommendation

Assuming the existence of a quorum at the Special Meeting of Shareholders, the proposal to approve the amendment to the Articles of Incorporation of the Company requires the affirmative vote of a majority of the shares of Common Stock present or represented at the meeting.  Accordingly, abstentions and broker non-votes will have the effect of a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO AUTHORIZE 40,040,000 SHARES OF PREFERRED STOCK, WHICH MAY BE ISSUED IN ONE OR MORE SERIES, WITH SUCH RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS AS SHALL BE FIXED BY THE COMPANY’S BOARD OF DIRECTORS.

PROPOSAL TO AUTHORIZE THE ISSUANCE OF WARRANTS TO THE U. S. TREASURY IF THE
COMPANY PARTICIPATES IN THE TARP CAPITAL PURCHASE PROGRAM

Description of the Proposal

If the Company participates in the Program, the Company must also issue warrants (the "Warrants") to the Treasury to purchase a number of shares of the Company’s Common Stock having a market value equal to 15% of the aggregate liquidation amount of the Preferred Shares.  The exercise price of the Warrants, and the market value for determining the number of shares of Common Stock subject to the Warrants is determined by reference to the trading price of the Company’s Common Stock on the day prior to the date of the preliminary approval of the Company’s application by the Treasury (calculated on a 20-day trailing average closing price).  The exercise price of the Warrants and the number of shares of Common Stock issuable upon exercise of the Warrants would be subject to customary anti-dilution adjustments for any stock dividends, stock splits or similar transactions or certain below market issuances by the Company of Common Stock or securities convertible to Common Stock.  On January 6, 2009, the Company received notification of its approval by the Treasury to participate in the Program up to $59,699,000.00.  The Company had previously been approved on October 29, 2008 to participate in the program up to $40,000,000.00.  The exercise price for the warrants to acquire the Company’s Common Stock is $29.34 (based on the 20-day trailing average closing price on October 29, 2008), and the number of shares of Common Stock that could be purchased under the Warrants issued to the Treasury would be 305,210 (assuming the investment by the Treasury of $59,699,000.  See Exhibit B for the Summary of Senior Preferred Terms and Summary of Warrant Terms as published by the Treasury.

The Warrants would have a term of ten years.  The Warrants would be immediately exercisable and would not be subject to restrictions on transfer; however, the Treasury would only be permitted to exercise or transfer one-half of the Warrants prior to the earlier of (i) the date on which the Company has received aggregate gross proceeds of at least 100% of the issue price of the Preferred Shares from one or more Qualified Equity Offerings and (ii) December 31, 2009. If the Company received aggregate gross proceeds of at least 100% of the issue price of the Preferred Shares from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of Common Stock underlying the Warrants would be reduced by 50%.  The Treasury would agree not to exercise voting power with respect to any of the shares of Common Stock issued to it upon exercise of the Warrants; however, persons to whom the Treasury subsequently transferred these shares would not be bound by this voting restriction.   If the Warrants issued to the Treasury are exercised at anytime when the exercise price is less than the book value of the shares of common stock received, the exercise will be dilutive to the book value of the then existing common stockholders. The amount of the dilution will depend on the number of shares of Common Stock issued on exercise of the Warrants and the amount of the difference between the exercise price and the book value of the Common Stock.

The number of shares of Common Stock that could be purchased under the Warrants issued to the Treasury would range from 101,738 (assuming the minimum investment by Treasury in the Preferred Shares of $19,900,000.00) to 305,210 (assuming investment by the Treasury in the Preferred Shares of $59,699,000.00). These amounts represent approximately 0.73% and 2.19%, respectively, of our total outstanding shares of common stock as of December 18, 2008.  The Common Stock issuable upon exercise of the Warrants and the Warrants will not be subject to any contractual restrictions on transferability, and the Company will be obligated to file a registration statement under the Securities Act of 1933, as amended, covering the Warrants and the Common Stock underlying the Warrants as promptly as practicable after the date of the Treasury’s investment in the Preferred Shares.

Approval Requirement and Board of Directors Recommendation

Assuming the existence of a quorum at the Special Meeting of Shareholders, the proposal to authorize the issuance of warrants requires the affirmative vote of a majority of the shares of Common Stock present or represented at the meeting.  Accordingly, abstentions and broker non-votes will have the effect of a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" AUTHORIZATION OF WARRANTS TO BE ISSUED TO THE UNITED STATES DEPARTMENT OF TREASURY IF THE COMPANY PARTICIPATES IN THE PROGRAM.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth all persons known to management who own, beneficially or of record, more than 5% of the outstanding Common Stock, the number of shares owned by the Directors, named Executive Officers and by all Directors and Executive Officers as a group, as of January 12, 2008.

		Shares Owned
Name of Beneficial Owner	Position	Beneficially [a]	Percent of Class
SFNC Employee Stock
Ownership Trust [b]		1,051,022	7.68%

David L. Bartlett [c]	President and Chief Operating	31,314	*
	Officer of the Company

Marty D. Casteel [d]	Executive Vice President,	23,989	*
	Administration of the Company

William E. Clark, II [d]	Construction Contractor	325	*

Steven A. Cosse' [e]	Executive Vice President and General	5,365	*
	Counsel, Murphy Oil Corporation

Edward Drilling [f]	Arkansas President, AT&T Corp.	325	*

Robert A. Fehlman [g]	Chief Financial Officer	25,298	*
	of the Company

Tommie K. Jones [h]	Sr. Vice President and Human	23,371	*
	Resources Director of the Company

George A. Makris, Jr. [i]	President, M. K. Distributors, Inc.	28,700	*
	(Beverage Distributor)

J. Thomas May [j]	Chairman and Chief Executive Officer	193,633	1.40%
	of the Company and Simmons First
	National Bank

W. Scott McGeorge [k]	President, Pine Bluff	40,870	*
	Sand and Gravel Company

Stanley E. Reed [l]	Farmer	6,825	*

Harry L. Ryburn [m]	Orthodontist (retired)	7,097	*

Robert L. Shoptaw [n]	Retired Executive, Arkansas	3,725	*
	Blue Cross and Blue Shield

All directors and officers as a group (13 persons)		390,837	2.82%
_________________________
*  The shares beneficially owned represent less than 1% of the outstanding common shares.
[a]  Under the applicable rules, "beneficial ownership" of a security means, directly or indirectly, through any contract, relationship, arrangement, undertaking or otherwise, having or sharing voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Unless otherwise indicated, each beneficial owner named has sole voting and investment power with respect to the shares identified.
[b]  The Simmons First National Corporation Employee Stock Ownership Plan ("ESOP") purchases, holds and disposes of shares of the Company's stock. The Nominating, Compensation and Corporate Governance  Committee and the Chief Executive Officer, pursuant to delegation of authority from the Committee, directs the trustees of the ESOP trust concerning when, how many and upon what terms to purchase or dispose of such shares, other than by distribution under the ESOP.  Shares held by the ESOP may be voted only in accordance with the written instructions of the plan participants, who are all employees or former employees of the Company and its subsidiaries.

[c]  Mr. Bartlett owned of record 5,789 shares; 13,040 shares were owned in the Bartlett Family Trust; 457 shares were held in his fully vested account in the ESOP and 8,088 shares were deemed held through exercisable stock options.
[d]  Mr. Casteel owned of record 3,719 shares; 3,414 shares were owned jointly with his wife; 7,096 shares were held in his fully vested account in the ESOP and 9,760 shares were deemed held through exercisable incentive stock options.
[e]  Mr. Clark owned of record 325 shares.
[f]  Mr. Cosse' owned 3,365 shares jointly with his spouse and 2,000 shares are deemed held through exercisable stock options.
[g]  Mr. Fehlman owned of record 6,567 shares; 4,259 shares were held in his fully vested account in the ESOP and 14,472 shares were deemed held through exercisable incentive stock options.
[h]  Ms. Jones owned of record 12,154 shares; 38 shares jointly with her spouse; 7,239 shares in her fully vested account in the ESOP and 3,940 shares were deemed held through exercisable incentive stock options.
[i]  Mr. Makris owned 8,400 shares jointly with his wife; 16,300 shares are held by his children; 2,000 shares are held in trusts for his adult siblings of which Mr. Makris is the trustee and 2,000 shares are deemed held through exercisable stock options.
[j] Mr. May owned of record 161,679 shares; 19,506 shares were held in his IRA accounts; 1,222 shares were owned by his wife; 3,117 shares are owned by his stepson; 8,109 shares are held in his fully vested account in the ESOP.
[k]  Mr. McGeorge owned of record 38,446 shares; 424 shares were owned by his spouse; and 2,000 shares are deemed held through exercisable stock options.
[l]  Mr. Reed owned of record 325 shares; 500 shares were held jointly with his wife; 5,000 shares are held in his IRA; and 1,000 shares are deemed held through exercisable stock options
[m]   Dr. Ryburn and his wife are general partners in a family limited partnership which owns 123,624  shares of which 2,472 shares held by the partnership are attributable to Dr. Ryburn; 500 shares   are held jointly by Dr. Ryburn and his wife;125 shares are held by Greenback Investment Club which are attributable to Dr. Ryburn and 4,000 shares are deemed held through exercisable stock options.
[n]  Mr. Shoptaw owned of record 325 shares; 2,400 shares were held in his IRA and 1,000 shares are deemed held through exercisable stock options.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC's rules allow the Company to "incorporate by reference" into this proxy statement the information the Company files with the SEC. This means that the Company can disclose important information to you by referring you to another document without restating that information in this document. Any information incorporated by reference into this proxy statement is considered to be part of this proxy statement from the date the Company files that document. Any reports filed by the Company with the SEC after the date of this proxy statement will automatically update and, where applicable, supersede any information contained in this proxy statement or incorporated by reference in this proxy statement.

The Company incorporates by reference the following financial statements and other portions of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC on February 27, 2008 (the "Form 10-K") and the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, as filed with the SEC on November 7, 2008 (the "Form 10-Q"):

•	the audited consolidated financial statements and notes thereto as of and for the fiscal year ended December 31, 2007 appearing in Part II, Item 8 of the Form 10-K;
•	the unaudited consolidated financial statements and notes thereto as of and for the three and nine months ended September 30, 2008 appearing in Part I, Item 1 of the Form 10-Q;
•	Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in Part II, Item 7 of the Form 10-K and Part I, Item 2 of the Form 10-Q;
•	Quantitative and Qualitative Disclosures About Market Risk appearing in Part II, Item 7A of the Form 10-K and Part I, Item 3 of the Form 10-Q; and
•	Changes in and Disagreements with Accountants appearing in Part II, Item 9 of the Form 10-K.

The Company will provide without charge to each person, including any beneficial owner, to whom this proxy statement is delivered, upon his or her written or oral request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this proxy statement, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents.  You may request a copy of these filings, at no cost, by contacting Mr. John L. Rush, at the Company's offices located at 501 Main Street, P. O. Box 7009, Pine Bluff, Arkansas  71611.

The Company does anticipate that representatives of BKD, LLP, the Company's auditors for 2007 and 2008, will be present and available to respond to questions or make a statement at the Special Meeting.

PROPOSALS FOR 2009 ANNUAL MEETING

Shareholders who intend to have a proposal considered for inclusion in the Company's proxy materials for presentation at the 2009 Annual Meeting of Shareholders which is scheduled for April 21, 2009, were required to  submit the proposal to the Company no later than November 7, 2008.  Shareholders who intend to present a proposal at the 2009 Annual Meeting of Shareholders without inclusion of such proposal in the Company's proxy materials are required to provide notice of such proposal to the Company no later than January 21, 2009.  The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON FEBRUARY 27, 2009

The notice of special shareholders meeting and proxy statement are available at www.simmonsfirst.com.

If you desire to attend the meeting and vote in person, you may obtain directions to the Company's main offices where the meeting will be held by contacting Kelly Jenkins, at the Company's offices located at 501 Main Street, P. O. Box 7009, Pine Bluff, Arkansas  71611 or by Telephone (870) 541-1001.

OTHER MATTERS

Management knows of no other matters to be brought before the Special Meeting.  However, if other matters should properly come before the Special Meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their best judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS:

/s/  John L. Rush

John L. Rush, Secretary
Pine Bluff, Arkansas
February 6, 2009

EXHIBIT A
Amendment to Articles of Incorporation

Articles Fourth of the Company's Articles of Incorporation will be amended to read as follows:

FOURTH:  The authorized capital stock of this Corporation shall consist of 60,000,000 shares of Class A Common Stock having a par value of $0.01 per share and 40,040,000 shares of Preferred Stock having a par value of $0.01 per share, with the powers, privileges, incidents, preferences and limitations hereinafter set forth below:

(a)  Class A common Stock:

The entire voting power of this Corporation shall be vested in the Class A common stock, and the holder of each share of the Class A common stock shall be entitled to one vote, in person or by proxy, for each share of such stock standing in the holder's name on the books of the Corporation.

(b)   Preferred Stock:

The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of Preferred Stock, in series, and by filing a certificate pursuant to the applicable law of the State of Arkansas, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(1) The number of shares constituting that series and the distinctive designation of that series;

(2) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(5) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

(8) Any other relative rights, preferences and limitations of that series.

The aggregate liquidation preference of all shares of Preferred stock shall not exceed $80,000,000.  The aggregate liquidation preference may be allocated among shares in different series in such manner and amounts as the Board may determine in the resolution establishing such series.

A-1

Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the common shares with respect to the same dividend period.

(c) General

(1)  No shareholder of the Corporation shall because of the ownership of stock have a pre-emptive or other right to purchase, subscribe for, or take any part of the stock or any part of the notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase stock of the Corporation issued, optioned, or sold by it.  Any part of the capital stock authorized by the Articles of Incorporation or any amendment thereto duly filed, and any part of the notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase stock of the Corporation may, at any time, be issued, optioned for sale, and sold or disposed of by the Corporation pursuant to resolution of its Board of Directors to such persons and upon such terms as to such Board may seem proper without first offering such stock or securities or any part thereof to existing shareholders.

(2)  The Board of Directors of the Corporation shall have the power, at their discretion, to prepare and cause to be issued convertible bonds or debentures of the Corporation, whether or not secured by a sinking fund, pledge or other commitment, having such rights, conversion options into the Class A common stock of the Corporation, bearing such interest, having such maturity dates, with such restrictions, incidents, privileges, and characteristics, and in such amounts, total and individually, as may be determined by the Board of Directors to be appropriate for the corporate purposes.

A-2

EXHIBIT B
TARP Capital Purchase Program
Senior Preferred Stock and Warrants
Summary of Senior Preferred Terms

Issuer:
Qualifying Financial Institution (“QFI”) means (i) any U.S. bank or U.S savings association not controlled by a Bank Holding Company (“BHC”) or Savings and Loan Company (“SLHC”); (ii) any top-tier U.S. BHC, (iii) any top-tier U.S. SLHC which engages solely or predominately in activities that are permitted for financial holding companies under relevant law; and (iv) any U.S. bank or U.S. savings association controlled by a U.S. SLHC that does not engage solely or predominately in activities that are permitted for financial holding companies under relevant law. QFI shall not mean any BHC, SLHC, bank or savings association controlled by a foreign bank or company. For purposes of this program, “U.S. bank”, “U.S. savings association”, “U.S. BHC” and “U.S. SLHC” means a bank, savings association, BHC or SLHC organized under the laws of the United States or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

Initial Holder:	United States Department of the Treasury (the “UST”).

Size:	QFIs may sell preferred to the UST subject to the limits and terms described below.

Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

Security:
Senior Preferred, liquidation preference $1,000 per share. (Depending upon the QFI’s available authorized preferred shares, the UST may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Senior Preferred and issue depositary receipts.)

Ranking:	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Regulatory Capital Status:	Tier 1.

Term:	Perpetual life.

Dividend:
The Senior Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Senior Preferred issued by banks which are not subsidiaries of holding companies, the Senior Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption:
Senior Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred. After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior Preferred, any accrued and unpaid dividends and (ii) in the case of noncumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFI’s primary federal bank regulator.

"Qualified Equity Offering" shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash.

Following the redemption in whole of the Senior Preferred held by the UST, the QFI shall have the right to repurchase any other equity security of the QFI held by the UST at fair market value.

Restrictions on Dividends:
For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative Senior Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common dividends:
The UST’s consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties.

Repurchases:
The UST’s consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under “Restrictions on Dividends”.

Voting rights:
The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred.

If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Transferability:
The Senior Preferred will not be subject to any contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, the QFI will appoint a depositary to hold the Senior Preferred and issue depositary receipts.

Executive Compensation:
As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to  the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

Summary of Warrant Terms

Warrant:
The UST will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under “Reduction”. The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the Senior Preferred investment (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original exercise price on each six-month anniversary of the issue date of the warrants if the consent of the QFI stockholders described below has not been received, subject to a maximum reduction of 45% of the original exercise price.

Term:	10 years

Exercisability:	Immediately exercisable, in whole or in part

Transferability:
The warrants will not be subject to any contractual restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of one half of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the warrants and the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFI’s common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.

Voting:	The UST will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.

Reduction:
In the event that the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the UST shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and (ii) 0.5.

Consent:
In the event that the QFI does not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its stockholders as soon as practicable after the date of this investment to increase the number of authorized shares of common stock and/or comply with such exchange rules, and to take any other measures deemed by the UST to be necessary to allow the exercise of warrants into common stock.

Substitution:
In the event the QFI is no longer listed or traded on a national securities exchange or securities association, or the consent of the QFI stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the UST, for senior term debt or another economic instrument or security of the QFI such that the UST is appropriately compensated for the value of the warrant, as determined by the UST.

PROXY BALLOT
SIMMONS FIRST NATIONAL CORPORATION
February 27, 2009

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
A SPECIAL MEETING OF STOCKHOLDERS, FEBRUARY 27, 2009

The undersigned hereby constitutes and appoints William C. Bridgforth, Robert A. Fehlman, and Rita A. Gronwald as Proxies, each with the power of substitution, to represent and vote as designated on this proxy card all of the shares of common stock of Simmons First National Corporation held of record by the undersigned on December 17, 2008, at the Special Meeting of Shareholders to be held on February 27, 2009, and any adjournment thereof.

This proxy, when properly executed, will be voted as directed.  IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

(1)	To amend the Articles of Incorporation to establish 40,040,000 authorized shares of Preferred Stock, $0.01 par value, of the Company;
□  FOR                      □ AGAINST                                           □   ABSTAIN

(2)
To approve the issuance of common stock warrants for the purchase of up to 500,000 shares of SFNC Class A common stock with the  exercise price and  number of shares subject to final computation in accordance with the rules of the U. S. Treasury TARP - Capital Purchase Program.

□  FOR                      □ AGAINST                                           □   ABSTAIN

(3)	Upon such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The undersigned acknowledges receipt of this ballot, Notice of Special Meeting, and Proxy Statement.

_____________________________________________                                                                                       _________________
                                Signature(s) of Shareholder(s)                                                                                                                                                  Date

_____________________________________________                                                                                       _________________
                                Signature(s) of Shareholder(s)                                                                                                                                                  Date

IMPORTANT:  Please date and sign this proxy exactly as the ownership appears below.  If held in joint ownership, all owners must sign this ballot.  Please return promptly in the envelope provided.

NOTICE OF
SPECIAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF SIMMONS FIRST NATIONAL CORPORATION:

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Simmons First National Corporation will be held at the offices of the corporation, 501 Main Street, Pine Bluff, Arkansas, at 10:00 P.M., on Friday, February 27, 2009 for the following purposes:

1.	To amend the Articles of Incorporation to establish 40,040,000 authorized shares of Preferred Stock, $0.01 par value, of the Company; and

2.
To approve the issuance of common stock warrants for the purchase of up to 500,000 shares of SFNC Class A common stock with the  exercise price and  number of shares subject to final computation in accordance with the rules of the U. S. Treasury Troubled Asset Relief Program - Capital Purchase Program.

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only shareholders of record at the close of business on December 17, 2008, will be entitled to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS:

/s/ John L. Rush

John L. Rush, Secretary
Pine Bluff, Arkansas
December 19, 2008